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                                                                      Exhibit 12

                                                        as of September 15, 2004

                Board of Trustees
                Pictet Funds
BOSTON          Pictet Global Emerging Markets Fund
                101 Federal Street
BRUSSELS        Boston, Massachusetts 02110

CHARLOTTE       Board of Directors
                Forward Funds, Inc.
FRANKFURT       Forward Global Emerging Markets Fund
                433 California Street, 11th Floor
HARRISBURG      San Francisco, California 94104

HARTFORD        Dear Ladies and Gentlemen:

LONDON                    You have requested our opinion regarding certain
                federal income tax consequences to the Pictet Global Emerging
LUXEMBOURG      Markets Fund ("Target"), a separate series of Pictet Funds, a
                Massachusetts business trust ("Trust"), to the holders of the
MUNICH          shares of beneficial interest (the "shares") of Target (the
                "Target Shareholders"), and to the Forward Global Emerging
NEW YORK        Markets Fund ("Acquiring Fund"), a separate series of Forward
                Funds, Inc., a Maryland corporation ("Company"), in connection
NEWPORT BEACH   with the proposed transfer of substantially all of the
                properties of Target to Acquiring Fund in exchange solely for
PALO ALTO       voting shares of beneficial interest of Acquiring Fund
                ("Acquiring Fund Shares"), followed by the distribution of such
PARIS           Acquiring Fund Shares received by Target in complete liquidation and termination of Target (the "Reorganization"), all pursuant
PHILADELPHIA    to the Plan of Reorganization (the "Plan") dated as of September
                1, 2004, executed by Trust on behalf of Target and by Company on
PRINCETON       behalf of Acquiring Fund.

SAN FRANCISCO             For purposes of this opinion, we have examined and
                relied upon (1) the Plan, (2) the Form N-14 filed by Acquiring
WASHINGTON      Fund on June 28, 2004 with the Securities and Exchange
                Commission, (3) the related Proxy Statement dated July 28, 2004,
                (4) the facts and representations contained in the letter dated as of on or about the date hereof addressed to us from Company on behalf of Acquiring Fund, (5) the facts and representations contained in the letter dated as of on or about the date hereof addressed to us from Trust on behalf of Target, and (6) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

                          This opinion is based upon the Internal Revenue Code
                of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date

                Law Offices of Dechert LLP
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                Board of Trustees
                as of September 15, 2004
                Page 2

                hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and Proxy Statement Materials referred to above.

                Based upon the foregoing, it is our opinion that, with respect to the Reorganization:

                1. The acquisition by Acquiring Fund of substantially all of the assets of Target in exchange solely for Acquiring Fund Shares and assumption of all of Target's liabilities, followed by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target shares in complete liquidation and termination of Target, will constitute a reorganization within the meaning of section 368(a)(1)(F) of the Code. Target and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

                2. Target will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and assumption of all of Target's liabilities, except that we do not express any opinion as to whether Target will be required to recognize gain or loss on the transfer to Acquiring Fund of any contracts described in section 1256(b) of the Code. Target will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Target in the Reorganization. We do not express any opinion as to whether any accrued market discount will be required to be recognized as ordinary income.

                3. The aggregated adjusted basis to Acquiring Fund of the assets of Target received by Acquiring Fund in the Reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Target immediately before the Reorganization exchange.

                4. Acquiring Fund's holding periods with respect to the properties of Target that Acquiring Fund acquires in the Reorganization will include the respective periods for which those properties were held by Target.

                5. Acquiring Fund will recognize no gain or loss upon receiving the assets of Target in exchange solely for Acquiring Fund Shares and assumption of all of Target Fund's liabilities.

                6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Target shares.

                7. The aggregate basis of the Acquiring Fund Shares received by a Target Shareholder in the Reorganization will be the same as the aggregate basis of Target shares surrendered by the Target Shareholder in exchange therefor.

                8. A Target Shareholder's holding period for the Acquiring Fund Shares received by the Target Shareholder in the Reorganization will include the holding period during which the Target Shareholder held Target shares surrendered in exchange therefor, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

                Dechert LLP
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                Board of Trustees
                as of September 15, 2004
                Page 3

                We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

                Very truly yours,

                Dechert LLP
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